Exhibit 99.1

RealNetworks Appoints Dawn G. Lepore to Board of Directors
SEATTLE, October 2, 2013 -- RealNetworks, Inc. (Nasdaq: RNWK) today announced that Dawn G. Lepore has been appointed to the company’s board of directors.
“We are delighted to have Dawn join the board as we continue to revitalize RealNetworks,” said Rob Glaser, chairman and interim CEO of RealNetworks. “Dawn brings a rare combination of deep operational expertise, keen strategic insights, and a wealth of public company board experience to her appointment.”
Ms. Lepore currently serves on the boards of AOL and The TJX Companies, and recently stepped down from the board of eBay after 13 years of service. Ms. Lepore led e-commerce company drugstore.com, as its chairman and CEO, from October 2004 until its sale to Walgreens in 2011. Prior to that, during her 21-year tenure at Charles Schwab, Ms. Lepore held several senior leadership positions, including vice chairman and chief information officer. Ms. Lepore holds a Bachelor of Arts degree from Smith College.
“With deep roots in innovation in the digital media industry, RealNetworks has an impressive portfolio of products and technology,” said Ms. Lepore. “I look forward to working with the RealNetworks team at this pivotal time in its history.”
With Ms. Lepore’s appointment, the number of directors on RealNetworks’ board increases to eight; however, the company’s board size will be reduced to seven immediately following the 2013 annual meeting of shareholders. After 12 years of service, Kalpana Raina will be stepping down from the RealNetworks board in mid-November, at the end of her current term.
“On behalf of Real’s board, I want to express my sincere appreciation for Kalpana’s 12 years of service to RealNetworks,” Glaser said. “We are grateful to Kalpana for her dedication and professionalism, and we wish her the best in her future endeavors.”

About RealNetworks
RealNetworks creates innovative applications and services that make it easy for people to connect with and enjoy digital media. RealNetworks invented the streaming media category and continues to connect consumers with their digital media both directly and through partners, aiming to support every network, device, media type and social network. Find RealNetworks corporate information at www.realnetworks.com/about-us.

RealNetworks is a registered trademark of RealNetworks, Inc. All other trademarks, names of actual companies and products mentioned herein are the property of their respective owners.

Forward Looking Statements: This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to plans for RealNetworks’ future operations, products and services. More information about potential risk factors that could affect RealNetworks’ business and financial results is included in RealNetworks’ annual report on Form 10-K for the most recent year ended December 31, and its quarterly reports on Form 10-Q and, from time to time, in other reports filed by RealNetworks with the Securities and Exchange Commission. Actual results may differ materially from estimates under different assumptions or conditions. RealNetworks assumes no obligation to update any forward-looking statements or information, which are in effect as of their respective dates.